Exhibit 5.1

                                                                                                February 28, 2005

Board of Directors
Butler International, Inc.
110 Summit Avenue
Montvale, New Jersey  07645

            Re:       Butler International, Inc. (the "Company")

Gentlemen:

             We refer to the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 674,433 shares of common stock $.001 par value (the "Shares") of the Company under the Company's Incentive Stock Option Plan, 1992 Stock Option Plan for Non-Employee Directors, 1992 Stock Option Plan, and 1992 Incentive Stock Option Plan (the "Plans").  We have reviewed the Plans, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the Plans, and such other documents, corporate records and questions of laws as we have deemed necessary to the rendering of the opinions expressed below.

            Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the provisions of the Plans, will be legally issued, fully paid and non-assessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    McBreen & Kopko